Exhibit 99.1

GOLDCORP INC.

AMENDED AND RESTATED

2005 STOCK OPTION PLAN

ARTICLE 1

GENERAL PROVISIONS

Section 1.1 Interpretation

(1)                                 For the purposes of the Plan, the following terms shall have the following meanings:

“Affiliate” means an affiliate of the Corporation within the meaning of Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

“Associate” has the meaning set out in Section 2.22 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

“Board” means the Board of Directors of the Corporation;

“Change of Control” means:

(i)           a consolidation, reorganization, amalgamation, merger, acquisition or other business combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving the Corporation and any one or more of its Affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the Shares and other securities of the Corporation immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of the Corporation or its successor;

(ii)          a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iii)         the sale, exchange or other disposition to a person other than an Affiliate of the Corporation of all or substantially all of the Corporation’s assets; or

(iv)         a change in the composition of the Board, which occurs at a single meeting of the shareholders of the Corporation or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change;

“Corporation” means Goldcorp Inc. and includes any successor thereto:

“Eligible Person” means, subject to all applicable laws, (A) in respect of any grant of Options by the Corporation any employee or officer of (i) the Corporation or (ii) any

Affiliate (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate), and (B) in respect of any assignment of Options by a person in (A) above pursuant to Section 2.3(3), means any Permitted Assign of such person as the context requires;

“Exchange” means the Toronto Stock Exchange, the New York Stock Exchange or such other stock exchange or quotation system on which the Shares are listed or quoted from time to time;

“Exchange Rate” means the Canadian/United States dollar noon spot rate published by the Bank of Canada on the date the Option is granted;

“Holding Entity” has tile meaning set out in Section 2.22 of National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended or replaced from time to time;

“Incentive Stock Option” or “ISO” means an Option granted to a U.S. Participant that is intended to qualify as an “incentive stock option” within the meaning of section 422 of the IRS Code:

“Insider” means: (i) an insider as defined in the Securities Act (Ontario) other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

“IRS Code” means the United States Internal Revenue Code of 1986, as amended and the regulations and other guidance issued thereunder;

“Market Price” means the volume weighted average trading price of the Shares, calculated by dividing the total value of Shares by the total volume of Shares traded on the TSX, or another stock exchange where the majority of the trading volume and value of the Shares occurs, for the five trading days immediately preceding the day the Option is granted;

“Non-Qualified Stock Option” or “NQSO” means any Option granted to a U.S. Participant that is not an Incentive Stock Option;

“Option” means an option to purchase Shares granted to an Eligible Person pursuant to the terms of the Plan;

“Participant” means an Eligible Person to whom an Option has been granted;

“Permitted Assign” means, for an employee or officer, as applicable:

(i)                                     a Holding Entity of such employee or officer; or

(ii)                                  a RRSP, RRIF or TFSA of such employee or officer;

“Plan” means this Amended and Restated 2005 Stock Option Plan of the Corporation, as it may be amended from time to time;

“RRIF” means a registered retirement income fund as defined in the Income Tax Act (Canada);

“RRSP” means a registered retirement savings plan as defined in the Income Tax Act (Canada);

“Shares” means the common shares in the capital of the Corporation;

“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in section 424(f) of the IRS Code;

“10% Shareholder” means a U.S. Participant who, at the time an Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Corporation or any Subsidiary, taking into account the attribution rules under section 424(d) of the IRS Code;

“Termination Date” means the date on which a Participant ceases to be an Eligible Person. In the case of a notice of termination provided by the Corporation, such date shall be the date of termination set out in the notice regardless of whether the Participant received compensation in respect of dismissal or was entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant and, for all purposes of the Plan, a Participant’s employment shall conclusively be deemed to have been terminated on the date of termination set forth in the notice of termination (and for greater certainty shall not include any notice period required by any applicable statute or common law);

“TFSA” means a tax-free savings account as described in the Income Tax Act (Canada); and

“U.S. Participant” means a Participant that is subject to federal income tax in the United States of America pursuant to the IRS Code and any relevant tax convention.

(2)                                 In the Plan words imparting the singular number only shall include the plural and vice versa and words imparting the masculine shall include the feminine.

(3)                                 The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 1.2 Purpose

The purpose of the Plan is to advance the interests of the Corporation by:

(a)                                 providing Eligible Persons with additional incentive;

(b)                                 encouraging equity ownership by such Eligible Persons;

(c)                                  increasing the proprietary interest of Eligible Persons in the success of the Corporation;

(d)                                 encouraging Eligible Persons to remain with the Corporation or its Affiliates; and

(e)                                  attracting new employees and officers.

Section 1.3 Administration

(1)                                 The Plan shall be administered by the Board or a committee of the Board duly appointed for this purpose by the Board. If a committee is appointed for this purpose, all references herein to the Board will be deemed to be references to the committee.

(2)                                 Subject to the limitations of the Plan, the Board shall have the authority to:

(a)                                 grant Options;

(b)                                 determine the terms, limitations, restrictions and conditions respecting such grants;

(c)                                  interpret the Plan and adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable subject to required prior approval by any applicable regulatory authority and/or shareholders; and

(d)                                 make all other determinations and take all other actions in connection with the implementation and administration of the Plan.

(3)                                 The Board’s guidelines, rules, regulations, interpretations and determinations pursuant to or relating to the Plan shall be conclusive and binding upon the Corporation and all other persons, including without limitation all Participants. No member of the Board or any person acting pursuant to the authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith.

Section 1.4 Shares Reserved

(1)                                 The aggregate number of Shares available to be issued pursuant to the exercise of all Options granted under the Plan shall be 35,500,000 Shares. No fractional Shares shall be issued and the Board may determine the manner in which fractional share values shall be treated. Any Shares subject to an Option which has been granted under the Plan that have been cancelled or terminated in accordance with the Plan, without having been exercised, will again be available to be granted under the Plan.

(2)                                 The maximum number of Shares which may be reserved for issuance to any one person under the Plan shall be 5% of the Shares issued and outstanding at the time of the grant

(on a non-diluted basis) less the aggregate number of Shares reserved for issuance to such person under any other security based compensation arrangements of the Corporation.

(3)                                 If there is a change in or substitution of or exchange of the outstanding Shares by reason of any stock dividend or split, recapitalization, merger, amalgamation, arrangement, consolidation, reorganization, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval (if required) of the relevant stock exchange(s), appropriate substitution or adjustment in:

(a)                                 the number or kind of Shares or other securities reserved for issuance pursuant to the Plan; and

(b)                                 the number or kind of Shares subject to unexercised Options granted and the option exercise price of such Shares; provided however that no substitution or adjustment shall obligate the Corporation to issue or sell fractional Shares.

(4)                                 The Corporation shall at all times during the term of the Plan reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

Section 1.5 Limits with respect to Insiders

(1)                                 The maximum number of Shares issuable to Insiders under the Plan and any other security based compensation arrangements of the Corporation shall be 10% of the Shares issued and outstanding at the time of the grant (on a non-diluted basis).

(2)                                 The maximum number of Shares which may be issued to Insiders under the Plan and any other security based compensation arrangements of the Corporation within a 12 month period shall be 10% of the Shares, issued and outstanding at the time of the issuance (on a non-diluted basis).

Section 1.6 Non-Exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approvals.

Section 1.7 Amendment or Termination

(1)                                 Subject to Section 1.7(2) below, the Board may at any time, and from time to time, and without shareholder approval amend any provision of the Plan, or any Options granted hereunder, or terminate the Plan, subject to any applicable regulatory or stock exchange requirements or approvals at the time of such amendment or termination, including. without limitation, making amendments:

(a)                                 to Section 2.3 relating to the exercise of options;

(b)                                 deemed by the Board to be necessary or advisable because of any change in applicable securities laws or other laws;

(c)                                  to the definitions set out in Section 1.1 other than as provided in Section 1.7(2)(c);

(d)                                 to the change of control provisions provided for in Section 3.1. For greater certainty, any change made to Section 3.1 shall not allow Participants to be treated any more favourably than other holders of Shares with respect to the consideration that the Participants would be entitled to receive for their Shares upon a Change of Control;

(e)                                  to Section 1.3 relating to the administration of the Plan;

(f)                                   to the vesting provision of any outstanding Options as contemplated by the Plan; and

(g)                                  fundamental or otherwise, not requiring shareholder approval under applicable laws or the rules of the Exchange, including amendments of a “clerical” or “housekeeping” nature and amendments to ensure that the Options granted under the Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which an Eligible Person may from time to time be resident or a citizen.

(2)                                 Notwithstanding Section 1.7(1), the Board shall not be permitted to amend:

(a)                                 Section 1.4(1) in order to increase the maximum number of Shares which may be issued under the Plan or Section 1.5 so as to increase the Insider participation limits;

(b)                                 Section 2.2 in any manner or this Section 1.7 so as to increase the ability of the Board to amend the Plan without shareholder approval;

(c)                                  the definitions of “Eligible Person” and “Permitted Assign”;

(d)                                 Section 2.4 relating to the transferability of Options other than as permitted under the Plan;

(e)                                  subject to Section 1.4(3), the exercise price of any Option issued under the Plan where such amendment reduces the exercise price of such Option (for this purpose, a cancellation or termination of an Option of a Participant prior to its expiry for the purpose of re-issuing Options to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option); or

(f)                                   the term of any Option issued under the Plan;

in each case without first having obtained the approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares and, in the case of an amendment to Section 1.5 so as to increase the Insider participation limits, approval of a majority of the holders of the Shares voting at a duly called and held meeting of holders of Shares excluding shares voted by Insiders who are Eligible Persons.

(3)                                 Any amendment or termination shall not materially and adversely alter the terms or conditions of any Option or materially and adversely impair any right of any Participant under any Option granted prior to the date of any such amendment or termination without the consent of such Participant.

(4)                                 If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules adopted by the Board and in force at such time, will continue in effect as long as any Options under the Plan or any rights pursuant thereto remain outstanding. However, notwithstanding the termination of the Plan, the Board may make any amendments to the Plan or Options it would be entitled to make if the Plan were still in effect.

Section 1.8 Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulations of the Exchange and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Board may postpone or adjust any exercise of any Option or the issuance of any Shares pursuant to the Plan as the Board in its discretion may deem necessary in order to permit the Corporation to effect or maintain registration of the Plan or the Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that the Shares and the Plan are exempt from such registration. The Corporation shall not be obligated by any provision of the Plan or the grant of any Option hereunder to issue Shares in violation of such laws, rules and regulations or any condition of such approvals. In addition, the Corporation shall have no obligation to issue any Shares pursuant to the Plan unless such Shares shall have been duly listed with the Exchange. The Corporation shall, to the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for issuances of such Shares in compliance with applicable laws and for the admission to listing of such Shares on the Exchange. Shares issued and sold to Participants may be subject to limitations on sale or resale under applicable securities laws.

ARTICLE 2

OPTIONS

Section 2.1 Grants

(1)                                 Subject to the provisions of the Plan, the Board shall have the authority to determine the terms, limitations, restrictions and conditions, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Shares acquired upon exercise of an Option may be forfeited. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

(2)                                 The award of an Option to an Eligible Person at any time shall neither entitle such Eligible Person to receive nor preclude such Eligible Person from receiving a subsequent Option.

(3)                                 For greater certainty, the Board shall be permitted to grant Options only to an employee or officer of (i) the Corporation or (ii) any Affiliate (and includes any such person who is on a leave of absence authorized by the Board or the board of directors of any Affiliate), and shall not be permitted to grant Options directly to any Permitted Assign.

(4)                                 Options may be granted so that they qualify as ISOs under section 422(d) of the IRS Code in accordance with the requirements and limitations in Section 4.3 below.

(5)                                 Each Option shall be confirmed by an option agreement executed by the Corporation and by the Participant to whom such Option is granted. Subject to specific variations approved by the Board in respect of any Options, such variations not to be inconsistent with the provisions of the Plan, all terms and conditions set out in the Plan will be incorporated by reference into and form part of any Option granted under the Plan.

Section 2.2 Option Exercise Price

(1)                                 The Board will establish the exercise price of an Option at the time each Option is granted based on the terms set out under Section 2.2(2).

(2)                                 Subject to Section 4.3(d), the exercise price of an Option as established by the Board pursuant to Section 2.2(1) will not be less than the Market Price.

(3)                                 For participants that are not a resident of Canada for the purposes of the Income Tax Act (Canada) and any relevant tax convention, the exercise price of an Option shall be the amount established by the Board pursuant to Section 2.2(2) multiplied by the Exchange Rate.

Section 2.3 Exercise of Options

(1)                                 Options granted must be exercised no later than seven years after the date of grant or such lesser period as the Board may approve. In the event that any Option expires during, or within 48 hours after a self-imposed blackout period on the trading of securities of the Corporation, such expiry will become the tenth day following the end of the blackout period. A minimum of 100 Shares must be purchased by a Participant upon exercise of Options at any one time, except where the remainder of Shares available for purchase pursuant to Options granted to such Participant totals less than 100.

(2)                                 The exercise price of each Option to purchase Shares shall be paid in full by certified cheque, or in another manner deemed acceptable to the Corporation, at the time of such exercise, and upon receipt of payment in full, but subject to the terms of the Plan and the related option agreement, the number of Shares in respect of which the Option is exercised shall be duly issued as fully paid and non-assessable.

(3)                                 Subject to the provisions of the Plan and the related option agreement, an Option may be exercised from time to time by delivery to the Corporate Secretary of the Corporation at its head office at Suite 3400—666 Burrard Street, Vancouver, British Columbia V6C 2X8 a completed and signed Notice of Exercise in the form attached to the agreement evidencing the grant of options, and accompanied by payment in full of the Option exercise price of the Shares to be purchased. Certificates for such Shares shall be issued and delivered to the Participant within a reasonable period of time following the receipt of such notice and payment but in any event not exceeding five business days.

Section 2.4 Transfer of Options

(1)                                 Subject to Section 2.4(2), Options shall be non-assignable and non-transferable by the Participants otherwise than by will or the laws of descent and distribution, and shall be exercisable only by the Participant during the lifetime of the Participant and only by the Participant’s legal representative after death of the Participant (subject to the limitation that Options may be not be exercised later than seven years from their date of grant).

(2)                                 Notwithstanding Section 2.4(1), Options may be assigned by an Eligible Person to whom an Option has been granted to a Permitted Assign of such Eligible Person, following which such Options shall be non-assignable and non-transferable by such Permitted Assign, except to another Permitted Assign, otherwise than by will or the laws of descent and distribution, and shall be exercisable only by such Permitted Assign during the lifetime of such Permitted Assign and only by such Permitted Assign’s legal representative after death of such Permitted Assign (subject to the limitation that Options may not be exercised later than seven years from their date of grant). Notwithstanding the foregoing, an ISO may not be transferred or assigned in any manner other than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order (as described in the IRS Code). An improper transfer of any Options will not create any rights in the purported transferee, will cause the immediate termination of the Options, and the Corporation will not issue any Shares upon the attempted exercise of improperly transferred Options.

Section 2.5 Termination or Death

(1)                                 Except as otherwise determined by the Board and subject to the limitation that Options may not be exercised later than seven years from their date of grant:

(a)                                 if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 30 days after the Termination Date, or such longer period as determined by the Board. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not be exercised by the Participant unless the Board determines otherwise. For greater certainty, any such determination regarding the period for exercise or vesting of options made by the Board may be made at any time subsequent to the date of grant of Options, provided, however, that the Board may not extend the period for exercise beyond the expiry date of the Option. If a Participant ceases to be an Eligible Person because his relationship with the Corporation or an Affiliate is terminated by the Corporation or the Affiliate, as applicable, for cause, such Participant’s Options shall cease to be exercisable immediately upon the Termination Date.

(b)                                 if a Participant dies, the legal representative of the Participant may exercise the Participant’s Options within a period of the earlier of (i) the expiry date of such Option; and (ii) 12 months after the date of the Participant’s death, but only to the extent the Options were by their term exercisable on the date of death unless otherwise determined by the Board.

(c)                                  notwithstanding the foregoing, except in the case of a U.S. Participant’s death or disability (as defined in section 22(e)(3) of the IRS Code), an ISO that is exercised after the date that is three months following the U.S. Participant’s termination of employment with the Corporation and all Subsidiaries will be treated as an NQSO to the extent required under sections 422 and 424 of the IRS Code. In the case of a termination of employment due to a U.S. Participant’s disability (as defined in section 22(e)(3) of the IRS Code), an ISO that is exercised after the date that is 12 months following the U.S. Participant’s termination of employment shall be treated as an NQSO to the extent required under sections 422 and 424 of the IRS Code.

(2)                                 Any Participant to whom an Option is granted under the Plan who subsequently ceases to hold the position in which he or she received such Option shall continue to be eligible to hold such Option as a Participant as long as he or she otherwise falls within the definition of “Eligible Person” in any capacity.

ARTICLE 3

CHANGE OF CONTROL

Section 3.1 Change of Control

(1)                                 In the event of (i) a Change of Control, and (ii) within 12 months of such Change of Control the Corporation terminates the employment of the Participant for any reason other than just cause, then all of a Participant’s Options will immediately vest on the date of such termination. In such event, all Options so vested will be exercisable, conditionally or otherwise, from such date until their respective expiry dates, subject to the terms of any employment agreement or other contractual arrangement between the Participant and the Corporation. For greater certainty, upon a Change of Control, Participants shall not be treated any more favourably than holders of Shares with respect to the consideration that the Participants would be entitled to receive for their Shares.

(2)                                 If the Participant elects to exercise its Options following a Change of Control, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Shares which he was entitled upon such exercise, the kind and amount of shares and other securities, property or cash which such holder could have been entitled to receive as a result of such Change of Control, on the effective date thereof, had he been the registered holder of the number of Shares to which he was entitled to purchase upon exercise of such Options.

Section 3.2 Right to Terminate Options on Sale of Corporation

Notwithstanding any other provision of the Plan, if the Board at any time by resolution declares it advisable to do so in connection with any proposed sale or conveyance of all or substantially all of the property and assets of the Corporation or any proposed merger, consolidation, amalgamation or offer to acquire all of the outstanding Shares (collectively, the “Proposed Transaction”), the Corporation may give written notice to all Participants advising them that, within 30 days after the date of the notice and not thereafter, each Participant must advise the Board whether the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, and that upon the failure of a Participant to provide such notice within the 30-day period, all rights of the Participant will terminate, provided that the Proposed Transaction is completed within 180 days after the date of the notice. If the Proposed Transaction is not completed within the 180-day period, no right under any Option will be exercised or affected by the notice, except that the Option may not be exercised between the date of expiration of the 30-day period and the day after the expiration of the 180-day period, or if earlier, the date the Proposed Transaction is terminated without completion. If a Participant gives notice that the Participant desires to exercise its Options prior to the closing of the Proposed Transaction, then all Options which the Participant elected by notice to exercise will be exercised immediately prior to the effective date of the Proposed Transaction or such earlier time as may be required to complete the Proposed Transaction.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.1 No Rights as Shareholder

The holder of an Option shall not have any rights as a holder of Shares with respect to any of the Shares underlying an Option until such holder shall have exercised such Option in accordance with the terms of the Plan (including tendering payment in full of the exercise price in respect of which the Option is being exercised).

Section 4.2 No Rights to Continued Employment

Nothing in the Plan or any Option shall confer upon a Participant any right to continue in the employment or engagement of the Corporation or any Affiliate or affect in any way the right of the Corporation or any Affiliate to terminate his employment or engagement at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Affiliate to extend the employment or engagement of any Participant beyond the date on which he would normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Affiliate, or beyond the date on which his relationship with the Corporation or any Affiliate would otherwise be terminated pursuant to the provisions of any employment, consulting or other contract for services with the Corporation or any Affiliate.

Section 4.3 Special Requirements for U.S. Participants

(a)                                 Notwithstanding any other provision of the Plan to the contrary, the aggregate number of Shares available for ISOs is 35,500,000, subject to adjustment pursuant to Section 1.4 of the Plan and subject to the provisions of sections 422 and 424 of the IRS Code.

(b)                                 Each option agreement shall specify whether the related Option is an ISO or a NQSO. If no such specification is made, the related Option will be a NQSO.

(c)                                  An ISO shall be treated as a NQSO to the extent that the aggregate Market Price (determined as of the applicable grant date) with respect to which ISOs are exercisable by the U.S. Participant for the first time during any calendar year (pursuant to the Plan and all other plans of the Corporation and of any Affiliate for purposes of section 422 of the IRS Code) will exceed U.S.$100,000 or any other limitation subsequently set forth in section 422(d) of the IRS Code.

(d)                                 The exercise price per Share of an ISO granted to a 10% Shareholder will be not less than 110% of the Market Price on the applicable grant date.

(e)                                  An ISO may only be granted within the 10-year period beginning from the earlier of the date the Plan is adopted by the Board or the date the Plan is approved by shareholders of the Corporation.

(f)                                   If the Board determines to extend the exercise period of an ISO pursuant to its authority under Section 2.3 above or to make any other revision to the terms of an ISO, such Option shall thereafter be treated as a NQSO to the extent required under sections 422 and 424 of the IRS Code. Notwithstanding any provision in the Plan to the contrary, any revision to the terms of an Option (whether an ISO or NQSO) granted to a U.S. Participant shall be made only if it does not create adverse tax consequences under section 409A of the IRS Code.

Section 4.4 Withholding Taxes

The exercise of each Option granted under the Plan is subject to the condition that if at any time the Corporation determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Corporation. In such circumstances, the Corporation may require that a Participant pay to the Corporation, in addition to and in the same manner as the exercise price for the Shares, such amount as the Corporation is obliged to remit to the relevant taxing authority in respect of the exercise of the Option or, alternatively, the Corporation shall have the right in its discretion to satisfy any such liability for withholding or other required deduction amounts by retaining or acquiring any Shares acquired upon exercise of any Option, or retaining any amount payable, which would otherwise be issued or delivered, provided or paid to a Participant by the Corporation, whether or not such amounts are payable under the Plan.

Section 4.5 Conformity with Existing Employment Agreements

Notwithstanding any other provision of this Plan, to the extent that the provisions of this Plan conflict with the terms of any employment agreement between a Participant and the Corporation that is effective prior to the date of adoption of the Plan, the provisions of such employment contract shall control the rights of the Participant with respect to Options granted under this Plan.

ARTICLE 5

ADOPTION

Section 5.1 Adoption

The Plan was approved by the shareholders of the Corporation on May 15, 2005, as amended and approved by the shareholders of the Corporation on (a) May 2, 2007, (b) May 20, 2008, (c) May 18, 2011 and (d) May 1, 2014. The Plan was further amended by the Board on February 17, 2016, effective as of April 28, 2016.